Aberdeen Standard Investments ETFs 485BPOS

Exhibit (i)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 28, 2021

Aberdeen Standard Investments ETFs

712 Fifth Avenue – 49th Floor

New York, New York 10019

Dear Ladies and Gentlemen:

We have acted as counsel for Aberdeen Standard Investments ETFs (the “Trust”), a trust duly organized and validly existing under the laws of the State of Delaware, in connection with Post- Effective Amendment No. 30 to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”) relating to the issuance of shares of beneficial interest, with no par value (collectively, the “Shares”) of the Trust’s Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF and Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF (collectively, the “Funds”) under the Securities Act of 1933, as amended (the “1933 Act”). We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Declaration of Trust (“Declaration of Trust”) and its By-Laws, each as amended to date.

Based upon the foregoing, we are of the opinion that the Trust’s shares proposed to be sold pursuant to Post-Effective Amendment No. 30 to the Registration Statement, when it is made effective, will have been validly authorized and, when sold in accordance with the terms of such Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares of the Funds, as described in Post-Effective Amendment No. 30 to the Registration Statement, will have been legally and validly issued and, subject to the qualifications set forth in the Declaration of Trust, will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

Exhibit (i)

1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission, and to the use of our name in the Trust’s Registration Statement to be dated on or about April 28, 2021 and in any revised or amended versions thereof, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP